Exhibit (A)(15)

Articles of Amendment
To Articles of Incorporation

ARTICLES OF AMENDMENT
TO

ARTICLES OF INCORPORATION

OF

NORTH TRACK FUNDS, INC.

North Track Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, is filing these Articles of Amendment to its Articles of Incorporation for the following purpose:

Pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law, to change the name of the Dow Jones Equity Income 100 Plus Fund, a series of the Corporation, to the Equity Income Fund. Pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law, this amendment was approved unanimously by the Board of Directors of the Corporation at a meeting held on January 10, 2007 and this amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

This action does not alter the number of authorized shares of North Track Funds, Inc., which consists of ten billion shares, par value $0.001 per share.

NORTH TRACK FUNDS, INC.

By: _ ______________ _____________
Brian K. Andrew, President

Attest:

By: _ ______________ _____________
Sarah E. Schott, Secretary

Dated: May 1, 2007

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this 1st day of May, 2007, before me, a Notary Public for the State and County set forth above, personally came Brian K. Andrew, as President, and Sarah E. Schott, as Secretary of North Track Funds, Inc., and in their said capacities each acknowledged the foregoing Articles of Amendment to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

Notary Public
(SEAL)
My Commission Expires:

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